                                                                EXHIBIT 1-1




                                        November 2, 1995



Merrill Lynch & Co.
Merrill Lynch, Pierce, Fenner & Smith
         Incorporated
Merrill Lynch World Headquarters
World Financial Center
North Tower
New York, New York  10281-1201

Smith Barney Inc.
388 Greenwich St.
New York, New York  10013

Dear Sir or Madam:

                 PECO Energy Company (the "Company") proposes to effect the exchange of Trust Receipts (the "Preferred Trust Receipts") issued by PECO Energy Capital Trust I (the "Trust"), a statutory business trust created under the laws of Delaware, each representing a 8.72% Cumulative Monthly Income Preferred Security, Series B (the "Series B Preferred Securities") representing a limited partner interest in PECO Energy Capital, L.P., a limited partnership formed under the laws of the State of Delaware ("PECO Energy Capital"), for up to 5,400,000 depositary shares (the "Depositary Shares"), each representing a one-fourth interest in a share of $7.96 Cumulative Preferred Stock of the Company. The exchange of Preferred Trust Receipts for Depositary Shares will be effected by (a) the delivery by the Company, pursuant to the Indenture dated as of July 1, 1994 between the Company and Meridian Trust Company, as trustee, as supplemented by a First Supplemental Indenture between the Company and Meridian Trust Company, as trustee (together, the "Indenture"), of its 8.72% Deferrable Interest Subordinated Debentures, Series B (the "Series B Subordinated Debentures") to First Chicago Trust Company of New York (the "Exchange Agent"), which will receive the Series B Subordinated Debentures on behalf of the holders of the Depositary Shares in exchange for Depositary Shares, (b) the delivery by the Exchange Agent (acting pursuant to the directions of the holders of the Depositary Shares) of the Series B Subordinated Debentures to PECO Energy Capital in consideration for the issuance and deposit by PECO Energy Capital of the Series B Preferred Securities to the Trust under an Amended and Restated Trust Agreement (the "Trust Agreement") with PNC Bank, Delaware, Trustee (the "Trustee") and (c) the issuance and delivery by the Trust of the Preferred Trust Receipts to the Exchange Agent for distribution to the former holders of the Depositary Shares. The Series B Preferred Securities and the Preferred Trust Receipts are together hereinafter referred as the "Preferred Securities." The Company and PECO Energy Capital are together hereinafter referred to as the "Offerors", and the offer, as described above is hereinafter referred to as the "Offer". Merrill Lynch & Co. of Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") and Smith Barney Inc. ("Smith Barney") are together hereinafter referred to as the "Co-Dealer Managers." The Series B Preferred Securities will be guaranteed (the "Guarantee") by the Company to the extent described in the Offer Materials (as hereinafter defined).

                 This Agreement will confirm the understanding between the Offerors and the Co-Dealer Managers pursuant to which the Offerors will retain the Co-Dealer Managers to act as their co-dealer managers, on the terms and subject to the conditions set forth herein, in connection with the Offer.

                 1.       Appointment and Duties as Co-Dealer Managers.
Subject to the terms and conditions hereof, the Offerors authorize the Co-Dealer Managers to act as co-dealer managers commencing on the date that the Registration Statement (as hereinafter defined) becomes effective (the "Effective Date") and the Co-Dealer Managers agree to act as the Offerors' co-dealer managers in connection with the Offer commencing on the Effective Date. The Offerors hereby authorize the Co-Dealer Managers to act in accordance with this Agreement and the terms of the Offer Materials (hereinafter defined), which Offer Materials the Co-Dealer Managers and any other broker or dealer or any commercial bank or trust company are entitled to use in connection with the solicitation of exchanges in connection with the Offer. In so soliciting, the Co-Dealer Managers shall not be deemed to act as agent of the Offerors, and the Offerors shall not be deemed to act as their agent. In addition, in so soliciting, no broker, dealer, commercial bank or trust company shall be deemed to act as their agent of the Co-Dealer Managers or as agent of the Offerors, and the Co-Dealer Managers shall not be deemed to act as the agent of any broker, dealer, commercial bank or trust company. The Offerors shall obtain their own legal, tax and accounting advice from appropriate third party advisers.

                 The Co-Dealer Managers agree, in accordance with their customary practice, to perform those services in connection with the Offer as are customarily performed by investment banking concerns in connection with offers of like nature, including, but not limited to, soliciting tenders pursuant to the Offer and communicating generally regarding the Offer with brokers, dealers, commercial banks and trust companies and other persons, including the holders of Depositary Shares; notwithstanding the foregoing, we agree that nothing set forth in this Agreement shall require the Co-Dealer Managers to continue to render services hereunder (i) for the period during which any injunction, restraining order or other adverse judicial or regulatory ruling, declaration, pronouncement, motion or other order shall remain in effect with respect to the Offer or with





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respect to any of the transactions in connection with, or contemplated by, the
Offer or this Agreement if in their judgment the Co- Dealer Managers believe it inadvisable to render services pursuant hereto, or (ii) if their continuing so to act would, in their judgment, violate any statute, regulation or other law of the United States of America or any state thereof or other jurisdiction applicable to the Offer.

                 We further agree that the Co-Dealer Managers shall not be under any liability to the Offerors or any other person for any act on the part of any broker or dealer (other than themselves in their capacities as co-dealer managers for the Offer, which liability shall be governed by Section 6 hereof), commercial bank or trust company which solicits holders of Depositary Shares; the Offerors acknowledge and agree that, in their capacities as co-dealer managers, the Co-Dealer Managers shall act as independent contractors, and any of their duties arising out of their engagement pursuant to this Agreement shall be owed solely to the Offerors.

                 The Offer Materials will be prepared and approved by the Offerors; the Co-Dealer Managers and any other broker or dealer or any commercial bank or trust company are authorized to use the Offer Materials in connection with the solicitation of holders of Depositary Shares. The Co-Dealer Managers agree not to provide the holders of Depositary Shares any written information regarding the Offer other than information contained in the Offer Materials.

                 2.       Duties of the Offerors.

                          (a)      The Offerors have filed a registration
statement on Form S-4 (File No. 33-60859) (the "Registration Statement") with the Securities Exchange Commission (the "Commission") registering the securities to be issued in the Offer. The Offerors intend to file with the Commission a second pre-effective amendment (the "Second Amendment") to the Registration Statement, in the form previously approved by the Co-Dealer Managers, containing pricing and other information required by the Securities Act of 1933, as amended (the "Act") and the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Other than pursuant to the Second Amendment, filings under the Exchange Act incorporated by reference in the Registration Statement and in the prospectus (the "Prospectus") included therein in the form first filed pursuant to Rule 424(b) under the Act, the Offerors shall not amend or supplement the Offer Materials or prepare or approve any related material for use in connection with the Offer without first having submitted a copy thereof to the Co-Dealer Managers within a reasonable period of time prior to the filing or use thereof, including as set forth in Section 3; the Offerors agree, at their expense, to furnish to each Co-Dealer Manager as many copies of the Offer





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
Materials in final form for use in connection with the Offer as such Co-Dealer Manager may reasonably request.

                          (b)     The Offerors agree to furnish to the
Co-Dealer Managers cards or lists or copies thereof showing the names and addresses of, and the number of shares or principal amount, as applicable, of Depositary Shares held by the registered holders of the Depositary Shares as of a reasonably appropriate date, and shall advise the Co-Dealer Managers on each business day during the continuance of the Offer as to any transfers known to the Offerors or of record of the Depositary Shares.

                          (c)     The Offerors shall or shall cause the
Exchange Agent to inform the Co-Dealer Managers during each business day during the Offer (to be followed on a daily basis by written confirmation) as to the respective amounts of Depositary Shares which have been tendered pursuant to the Offer during the interval since its previous daily report to the Co-Dealer Managers pursuant to this provision, and the names and addresses of any holders who have so tendered Depositary Shares.

                          (d)     The Offerors agree to advise the Co-Dealer
Managers promptly of the occurrence of any event which could cause the Offerors to withdraw, rescind, or modify the Offer and shall also advise the Co-Dealer Managers promptly of any proposal or requirement to amend or supplement any filing with respect to the Offer, required pursuant to the Act or the Exchange Act or, to the extent known by the Company, "blue sky" or other state securities laws; the Offerors will prepare and, if necessary, file with the Commission, as required by applicable law or regulation, any and all necessary amendments and supplements to the Offer Materials; prior to and during the continuance of the Offer, the Offerors will inform the Co-Dealer Managers promptly after either of the Offerors receives notice or becomes aware of the happening of any event, or the discovery of any fact, that would require the making of any change in any Offer Materials then being used or would affect the truth or completeness of any representation or warranty contained in this Agreement if such representation or warranty were being made immediately after the happening of such event or the discovery of such fact.

                          (e)     The Offerors shall arrange for each
information agent and depositary named in the Offer Materials relating to the Offer to cooperate with the Co-Dealer Managers in all respects reasonably requested by you.

                          (f)     The Offerors acknowledge and agree that the
Co-Dealer Managers may use the Offer Materials as specified herein and the Offerors represent and warrant to the Co-Dealer Managers that the Co-Dealer Managers may rely on any information delivered to the Co-Dealer Managers by or on behalf of the





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Offerors without any independent verification of such information or an appraisal or evaluation of the Offerors' assets and liabilities and that such information does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

                 3. Offer Materials and Withdrawal Rights. Prior to the commencement of the Offer, the Offerors agree to furnish each Co-Dealer Manager with as many copies as each Co-Dealer Manager may reasonably request of the following, to the extent prepared by or at the request of the Company: (i) each of the documents that is filed with the Commission, including each registration statement, preliminary and final prospectus filed with the Commission, in connection with or pertaining to the Offer, and all documents incorporated therein by reference, (ii) each offering circular, sales memorandum, term sheet, proposed agreement, solicitation statement, disclosure document, or other explanatory statement, or other report, filing, document, release or communication mailed, delivered, published, or filed by or on behalf of the Offerors in connection with the Offer, and (iii) each appendix, attachment, modification, amendment or supplement to any of the foregoing and all related documents, including but not limited to the Second Amendment and each related letter of transmittal. The information referred to in clauses
(i), (ii) and (iii) above, in each case in the form as amended or supplemented at the time it is first used or made available by the Offerors, together with each document incorporated by reference into any of the foregoing, in each case to the extent prepared by or at the request of the Company or approved in writing by the Company an "Offer Material" and, collectively, the "Offer Materials"). At the commencement of the Offer, the Offerors shall cause timely to be delivered to each registered holder of any Depositary Shares legally entitled thereto, such of the Offer Materials as may be required by the Securities Act or the Exchange Act to be delivered to such holder and any other offering materials prepared expressly for use by holders of Depositary Shares tendering in the Offer, together with a return envelope. Thereafter, to the extent practicable, until the expiration of the Offer, the Offerors shall use their best efforts to cause copies of such materials and a return envelope to be mailed to each person who becomes a holder of any applicable Depositary Shares.

                 In connection with the Offer, if either of the Offerors (a) uses or permits the use of, or files with the Commission or any other governmental or regulatory agency, authority or instrumentality, any Offer Material that (i) has not been submitted to the Co-Dealer Managers on a timely basis for their comments to the extent required in Section 2(a) hereof or (ii) has been so submitted and with respect to which either Co-Dealer




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Manager reasonably objects or (b) shall have breached any of its representations, warranties, agreements or covenants herein, then the Co-Dealer Managers shall be entitled to withdraw as co-dealer managers in connection with the Offer, without any liability or penalty to the Co-Dealer Managers or any other Indemnified Party (as hereinafter defined) for such withdrawal and without loss of any right to indemnification or contribution provided in this Agreement, to the payment of all fees and expenses payable hereunder that have accrued to the date of such withdrawal or to the benefit of any other provisions surviving such withdrawal pursuant to Section 11. In the event of any such withdrawal, for the purpose of determining the fees payable to the Co-Dealer Managers pursuant to this Section 3, the amount of Depositary Shares tendered for exchange as of the close of business on the date of such withdrawal that are thereafter exchanged pursuant to the Offer shall be deemed to have been exchanged, pursuant to the Offer, as of the date of such withdrawal. If the Co-Dealer Managers should withdraw, the fees accrued and reimbursement for their expenses through the date of such withdrawal shall be paid to the Co-Dealer Managers in cash on or promptly after such date.

                 4. Compensation and Expense Reimbursement; Certain Limitations. (a) In consideration of the services to be rendered pursuant hereto, the character and sufficiency of which the Offerors hereby acknowledge, the Company agrees to pay, in cash, the following non-refundable amounts:

                                  (i)      The Company agrees to pay to the
Co-Dealer Managers a fee (the "Management Fee"), payable upon the consummation of the Offer, equal to $.125 per share of Depositary Shares, up to a maximum of 5,400,000 Depository Shares, validly tendered and not withdrawn pursuant to the Offer. The Management Fee shall be divided 60% to Merrill Lynch and 40% to Smith Barney.

                                  (ii)     In addition, and without regard to
whether the Offer is commenced or consummated or whether this Agreement is terminated, unless this Agreement is terminated by the Company for cause, the Company agrees to pay to each Co-Dealer Manager promptly, in cash, all of the reasonable out-of-pocket expenses such Co-Dealer Manager incurred in connection with the services rendered or to be rendered by such Co-Dealer Manager pursuant to this Agreement, including all reasonable fees and expenses of its counsel. Nothing in this paragraph shall in any way limit or affect the Co-Dealer Managers' or any other Indemnified Party's right to receive all expenses (including reasonable counsel fees and expenses) under the indemnification provisions of this Agreement.

              (b) The Company agrees to pay to each Soliciting Dealer (as defined herein) a solicitation fee of $.50 per share of Depositary Shares validly tendered and accepted for exchange


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
pursuant to the Offer and covered by a Letter of Transmittal which designates, as having solicited and obtained the tender, the name of (i) any dealer or broker in securities, including either Co-Dealer Manager in its capacity as a dealer or broker, who is a member of any national securities exchange or of the National Association of Securities Dealers, Inc. ("NASD"), (ii) any foreign dealer or broker not eligible for membership in the NASD which agrees to conform to the NASD's Rules of Fair Practice in soliciting tenders outside the United States to the same extent as though it were an NASD member, or (iii) any bank or trust company (each of which is referred to herein as a "Soliciting Dealer"). No such fee shall be payable to a Soliciting Dealer in respect of Depositary Shares registered in the name of such Soliciting Dealer unless such Depositary Shares are held by such Soliciting Dealer as nominee and such Depositary Shares are being tendered for the benefit of one or more beneficial owners identified on the Letter of Transmittal. No such fee shall be payable to a Soliciting Dealer with respect to the tender of Depositary Shares by a holder unless the Letter of Transmittal accompanying such tender designates such Soliciting Dealer. If the Depositary Shares covered by the Letter of Transmittal are held by the Soliciting Dealer as nominee for the tendering holder, the nominee may only be designated as a Soliciting Dealer if the beneficial owner has so designated. No such fee shall be payable to a Soliciting Dealer if such Soliciting Dealer is required for any reason to transfer the amount of such fee to a tendering holder. No Soliciting Dealer shall be deemed to be the agent of the Offerors.

                          (c)     Whether or not the Offer is commenced or
consummated and whether or not this Agreement has been terminated, the Company shall pay or cause to be paid (i) all expenses of preparation, printing, mailing and dissemination of the Offer Materials and any other documents related to the Offer; (ii) all fees and expenses paid by brokers, dealers (including you), commercial banks, trust companies and nominees for their customary mailing and handling expenses incurred in forwarding Offer Materials and any other documents related to the Offer to their customers; (iii) all fees and expenses of the Exchange Agent and any depositary, information agent or other persons rendering services in connection with the Offer, including, without limitation, fees payable and expenses incurred in respect of any agent of the Offerors engaged to solicit holders of the Depositary Shares; (iv) all fees and expenses of the Trust and the Trustee in connection with the Trust;
(v) all advertising charges incurred with the approval of the Company; (vi) all filing fees applicable to any transaction addressed herein required to be paid to any governmental or regulatory agency (including those required of the Co-Dealer Managers by the Commission); (vii) any fees payable in connection with the rating of the Preferred Trust Receipts; (viii) the fees and expenses incurred in connection with the listing on the New York Stock





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Exchange of the Preferred Trust Receipts; and (viii) all other expenses incurred in connection with the Offer.

                          (d)     Anything in this Agreement to the contrary
notwithstanding, the Co-Dealer Managers' rights to payment under this Agreement shall be limited to the payment of compensation and expenses as provided in
Section 3, 4 and 5 and indemnification and/or contribution as provided in
Section 6 of this Agreement.

                 5. Termination. The Co-Dealer Managers may resign upon written notice to the Company that any of the conditions specified in Section 7 have not been fulfilled pursuant to Section 7, and, following 3 business days notice, the Offerors may terminate their engagement hereunder at any time. If this Agreement were to terminate for any reason, however, in addition to, but without duplication of, any fees earned pursuant to Section 3, the Co-Dealer Managers shall be entitled to receive from the Company all of the amounts payable in respect of expenses incurred in accordance with Section 4(a)(ii) and, to the extent applicable, Section 4(a)(c) hereof up to and including the effective date of such termination; provided that if this Agreement were to be terminated by the Co-Dealer Managers for cause or by the Offerors other than for cause, and on or prior to the first anniversary of the date this Agreement either of the Offerors or any affiliate of the Offerors proceed or proceeds with any exchange offer the terms of which do not differ substantially from the terms set forth in any Offer Material or as recommended by the Co- Dealer Managers prior to such termination, the Co-Dealer Managers also shall be entitled to receive from the Company all of the amounts due and payable pursuant to Section 4(a)(i) hereof as if this Agreement were to remain in effect with respect to such subsequent exchange offer.

                 6.       Indemnification, Contribution and Other Provisions.

                          (a)     The Company agrees to indemnify and hold
harmless each Co-Dealer Manager and its affiliates and their respective directors, officers, employees, agents and controlling persons as follows:

                               (i)   from and against any and all loss,
                 liability, claim, damage, and expense whatsoever, as incurred, under any applicable federal or state law, or otherwise, and related to or arising out of (A) an untrue statement or alleged untrue statement of a material fact contained in the Registration Statement as of its effective date, or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary in order to make the statements therein not misleading, (B) an untrue





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         statement or alleged untrue statement of a material fact contained in the Offer Materials, or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, (C) any breach by either of the Offerors of any of their representations, warranties and agreements contained in this Agreement, (D) either of the Offerors' failure to make the Offer, or the withdrawal, termination or extension of the Offer or any other failure on their part to comply with the terms and conditions specified in the Offer Materials, and (E) the Offer, the engagement of the Co-Dealer Managers pursuant to, and the performance by the Co-Dealer Managers of the services contemplated by, this Agreement;

                              (ii)   from and against any and all loss,
                 liability, claim, damage and expense whatsoever, as incurred, to the extent of the aggregate amount paid in settlement of any litigation, or investigation or proceeding by any governmental agency or body, commenced or threatened, or of any claim whatsoever based upon the occurrence of any matter described in clause (i) above, if such settlement is effected with the written consent of the Offerors; and

                             (iii)   from and against any and all expense
                 whatsoever, as incurred (including, subject to the last sentence of Section 6(d) hereof, reasonable fees and disbursements of counsel chosen by you), reasonably incurred in investigating, preparing or defending against any litigation, or investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon the occurrence of any matter described in clause (i) above, whether or not the indemnified party is a party thereto and whether or not such claim, action or proceeding is initiated or brought by or on behalf of the Offerors, to the extent that any such expense is not paid under clause (i) or (ii) above.

                 The Offerors shall not, however, be liable under this subsection 6(a) to a Co-Dealer Manager for any loss, liability, claim, settlement, damage or expense under (x) clauses (i)(A) and (B) of this subsection 6(a) to the extent arising out of an untrue statement or omission or alleged untrue statement or omission made in the Offer Materials in reliance upon and in conformity with written information furnished to the Offerors by such Co-Dealer Manager expressly for use in the Offer Materials and (y) clause
(i) (E) of this subsection 6(a) that is found in a final judgment by a court of competent jurisdiction to have





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
resulted from the bad faith, willful misconduct or gross negligence of such Co-Dealer Manager. Each of the Offerors recognizes and acknowledges for all purposes of this Agreement that the only information covered by clause (x) above consists of the third sentence of the first paragraph under the caption "Listing and Trading of Preferred Trust Receipts and Depositary Shares" in the Prospectus.

                 The Offerors also agree that neither Co-Dealer Manager or any of its affiliates or any of their respective directors, officers, employees, agents and controlling persons shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Offerors or to the extent legally enforceable, to either of the Offerors' security holders or creditors claiming through or on or in behalf of the Offerors or either of them, in each case related to or arising out of the Offer or the engagement of such Co-Dealer Manager pursuant to, or the performance by such Co-Dealer Manager of the services contemplated by, this Agreement except to the extent that any loss, liability, claim, damage or expense is found in a final judgment by a court of competent jurisdiction to have resulted from such Co-Dealer Manager's bad faith, willful misconduct or gross negligence.

                 The Offerors agree that, without the prior written consent of the Co-Dealer Managers, they will not settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification could be sought under the indemnification provisions of this subsection 6(a) (whether or not either Co-Dealer Manager or any other indemnified party under this subsection 6(a) is an actual or potential party to such claim, action or proceeding), unless such settlement, compromise or consent includes an unconditional release of each such indemnified party from all liability arising out of such claim, action or proceeding.

                          (b)     Each Co-Dealer Manager agrees, severally and
not jointly, to indemnify and hold harmless the Offerors and their respective controlling persons, partners, directors, employees, agents and officers to the same extent as the indemnity described in subsection 6(a) above from the Offerors to such Co-Dealer Manager, but only with respect to any untrue statement or omission or alleged untrue statement or omission made in the Offer Materials in reliance upon and in conformity with written information furnished to the Offerors by such Co-Dealer Manager expressly for use therein. Each of the Offerors recognizes and acknowledges that for purposes of the immediately preceding sentence the only written information provided by either Co-Dealer Manager consists of the third sentence of the first paragraph under the caption "Listing and Trading of Preferred Trust Receipts and Depositary Shares" in the

Prospectus. In case any action shall be brought against the Offerors or any such controlling person, partner, director or officer in respect of which he or it may seek indemnity or reimbursement from any Co-Dealer Manager on account of its agreement contained in this subsection 6(b), such Co-Dealer Manager shall have the rights and duties given to the Offerors, and the Offerors and any such controlling person, partner, director, or officer shall have the rights and duties given to each Co-Dealer Manager, by subsection 6(c) below.

                          (c)     Promptly after the receipt by the Offerors or
either of them of written notice thereof, the Offerors agree to notify each Co-Dealer Manager promptly of the assertion against any Co-Dealer Manager or any other person of any claim or the commencement of any action or proceeding relating to a transaction contemplated by this Agreement. Promptly after its receipt of written notice of any claim or commencement of any action or proceeding with respect to which indemnification is being sought hereunder, a Co-Dealer Manager will notify the Offerors in writing of such claim or of the commencement of such action or proceeding. Failure to notify the Offerors or the Co-Dealer Managers, as the case may be, will not relieve an Offeror or a Co- Dealer Manager from any liability which it may have for indemnification (i) under this Section 6, except to the extent that the indemnifying party is materially prejudiced by such failure. The Offerors or either of them may participate at its own expense in the defense of any action. If it so elects within a reasonable time after receipt of such notice, the Offeror or either of them may assume the defense of such action with counsel chosen by it or them and approved by the indemnified party (which approval shall not be unreasonably withheld), unless the indemnified party reasonably objects to such assumption on the ground that there may be legal defenses available to it which are different from or in addition to those available to the Offerors or either of them. If an Offeror assumes the defense of such action, the Offerors shall not be liable for any fees and expenses of counsel for the indemnified parties incurred thereafter in connection with such action. In no event shall the Offerors be liable for reasonable fees and expenses of more than one counsel (in addition to any local counsel) separate from their own counsel for all indemnified parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances.

                          (d)     If the indemnification provided for in this
Agreement and otherwise applicable by its terms is for any reason held unenforceable, each Co-Dealer Manager, on the one hand, and the Offerors, on the other hand, shall contribute, respectively, to the aggregate losses, liabilities, claims, damages and expenses for which such indemnification is held unenforceable, as incurred, in the proportion as is appropriate to reflect the relative benefits of the Offerors, on the one hand, and such Co-Dealer Manager, on the other hand, in connection with the matter giving rise to such claims, losses, expenses, damages or liabilities, subject to the limitation that in any event each Co-Dealer Manager's aggregate contribution to all claims, losses, expenses, damages and liabilities shall not exceed the amount of fees actually received by such Co-Dealer Manager with respect to the Offer pursuant to
Section 4. It is hereby agreed that the relative benefits of a Co-Dealer Manager, on the one hand, and the Offerors, on the other hand, with respect to the Offer shall be deemed to be in the same proportion that (x) such Dealer-Manager's compensation payable hereunder bears to (y) the aggregate liquidation value of the Depositary Shares tendered and not withdrawn in the Offer, with such Co-Dealer Manager paying the smaller portion and the Offerors paying the larger portion. The foregoing contribution provision shall be in addition to any rights that any person or entity entitled to contribution may have at common law or otherwise. No investigation or failure to investigate by either Co-Dealer Manager shall impair the foregoing indemnification and contribution provisions or any rights the Co-Dealer Managers may have.

                 7. Representations and Warranties. The Offerors represent and warrant to each of the Co-Dealer Managers at the commencement of the Offer, at each mailing or other dissemination of any Offer Material and at the consummation of the exchange of securities pursuant to the Offer:

                          (a)     The Company is a validly existing corporation
in good standing under the laws of the Commonwealth of Pennsylvania. Each of the Company's subsidiaries ("Subsidiaries") which constitutes a "gas utility company" or an "electric utility company," as defined in the Public Utility Holding Company Act of 1935, as amended (a "Utility Subsidiary"), is a validly existing corporation under the laws of its jurisdiction of incorporation. The Company and each Utility Subsidiary have all requisite power and authority to own or lease and occupy their respective properties and carry on their respective businesses as presently conducted and as described in the Prospectus and are duly qualified as foreign corporations to do business and in good standing in every jurisdiction in which the nature of the business conducted or property owned by them makes such qualification necessary and in which the failure to so qualify would have a materially adverse effect on the Company or the Company and its Subsidiaries taken as a whole.

                          (b)     The Trust has been duly created and is
validly existing in good standing as a business trust under the Delaware Business Trust Act, is and will be treated as a "grantor trust" for Federal Income Tax purposes under existing law, has the trust power and authority to conduct its business as presently conducted and as described in the Offer Materials, and will not be required to be authorized to do business in any other jurisdiction.

                          (c)     PECO Energy Capital is a validly existing
limited partnership in good standing under the laws of the State of Delaware. PECO Energy Capital has all requisite power and authority to issue the Series B Preferred Securities.

                          (d)     PECO Energy Capital has no subsidiaries.

                          (e)     The Offerors and the Trust have taken all
corporate, partnership and trust action necessary to authorize this Agreement and the making and consummation of the Offer and the transactions contemplated hereby and thereby. This Agreement has been validly executed and delivered by each of the Offerors.

                          (f)     Each of the Offer Materials and the Offer
complies in all material respects with the Securities Act and the Exchange Act, as such Acts may be applicable, and in each case the applicable rules and regulations of the Commission promulgated pursuant thereto, and with all applicable rules or regulations of governmental or regulatory authorities or bodies other than the blue sky or similar securities laws, and no authorization, consent or approval of, or filing with, any court or governmental body or agency is required in connection with the commencement or consummation of the Offer and the other transactions contemplated hereby, other than those which have been obtained or any filing which will have been made prior to the commencement or consummation, as the case may be, of the Offer. Neither of the Offerors nor any of their affiliates is presently doing business with the government of Cuba or with any person or affiliate located in Cuba.

                          (g)     None of the Offer Materials contains any
untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements made therein not misleading in light of the circumstances under which they were made; provided, however, that the representations and warranties in this subsection shall not apply to statements or omissions made in the Offer Materials in reliance upon and in conformity with written information furnished to the Offerors by a Co-Dealer Manager expressly for use in the Offer Materials.

                          (h)     Upon the consummation of the Offer, the
Preferred Securities will have been duly authorized by PECO Energy Capital's Amended and Restated Limited Partnership Agreement, as amended (the "Partnership Agreement") and the Trust Agreement, as applicable, and, when the Preferred Trust Receipts are issued in exchange for Depositary Shares pursuant to the Offer, the Preferred Trust Receipts and the Series B Preferred Securities will be validly issued and fully paid and nonassessable beneficial interests in the Trust and limited partner interests in PECO Energy Capital, respectively, not subject to any preemptive or similar rights, and will conform to all statements relating thereto contained in the Offer Materials.

                          (i)     The Trust Agreement has been duly authorized,
executed and delivered by PECO Energy Capital and PECO Energy Capital Corp., the general partner of PECO Energy Capital (the "General Partner") and, assuming due authorization, execution and delivery of the Trust Agreement by the Trustee, the Trust Agreement is a valid and binding obligation of PECO Energy Capital and the General Partner and the Trustee, enforceable against PECO Energy Capital and the General Partner and the Trustee in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

                          (j)     The Indenture has been duly qualified under
the Trust Indenture Act of 1939, as amended, and, assuming due authorization, execution and delivery by Meridian Trust Company, upon the consummation of the Offer, each of the Indenture and the Series B Subordinated Debentures will be a valid and binding agreement of PECO Energy Capital and the Company enforceable in accordance with its terms except as (a) the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors' rights generally and (b) rights of acceleration and the availability of equitable remedies may be limited by equitable principles of general applicability, and will conform to all statements relating thereto contained in the Offer Materials.

                          (k)     Neither of the Offerors or the Trustee nor
any of the Subsidiaries is in violation of its respective trust agreement, charter, bylaws, certificate of limited partnership or partnership agreement, as applicable. The issue of the Series B Preferred Securities by PECO Energy Capital, the issue of the Series B Subordinated Debentures by the Company, the issue of the Preferred Trust Receipts by the Trust, the execution, delivery and performance by the Company and PECO Energy Capital, as the case may be, of this Agreement and the Guarantee, and the consummation of the transactions herein and therein contemplated will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company, PECO Energy Capital, the Trust or any other Subsidiary is a party or by which the Company, PECO Energy Capital, the Trust or any other Subsidiary is bound or to which any of the property or assets of the Company, PECO Energy Capital, the Trust or any other Subsidiary is subject, which breach, violation or default would be material to the issue of the Preferred Securities or would have a material adverse effect on the general affairs, management, prospects, financial position, stockholders' equity (or partnership net worth, as applicable) or results of operations of the Trust or of PECO Energy Capital or of the Company and its Subsidiaries taken as a whole, nor will such action result in any violation of the provisions of the Articles of Incorporation or Bylaws of the Company or the Certificate of Limited Partnership or Partnership Agreement of PECO Energy Capital or the Certificate of Trust or the Trust Agreement or any statute, order, rule or regulation of any court or governmental agency or body having jurisdiction over the Company, PECO Energy Capital or any other Subsidiary or the Trust or any of their properties.

                          (l)     Except (i) for the orders of the Commission
making the Registration Statement effective and the filing of Schedule 13E-4 with the Commission, (ii) for the Notice of Registration of a Securities Certificate by the Pennsylvania Public Utility Commission in respect of the issuance of its Subordinated Debentures and Guarantee in connection with the issuance of an aggregate principal amount of up to $190 million (liquidation value) of preferred interests by a special purpose subsidiary of the Company permitting PECO Energy Capital to issue, inter alia, the Series B Preferred Securities as contemplated by this Agreement, (iii) for permits and similar authorizations required under the securities or "blue sky" laws of any jurisdiction, (iv) for an application for the qualification of the Indenture under the Trust Indenture Act of 1939, as amended, and (v) to the extent, if any, required pursuant to the undertakings set forth under Item 17 of Part II of the Registration Statement, no consent, approval, authorization or other order of any governmental authority is legally required for the execution, delivery and performance of this Agreement by the Company and PECO Energy Capital and the consummation of the transactions contemplated hereby.

                          (m)     Coopers & Lybrand L.L.P. are independent
certified public accountants as required by the Act and the rules and regulations of the Commission thereunder;

                          (n)     The financial statements of the Company
included or incorporated by reference in the Offer Materials present fairly the financial position of the Company and the consolidated subsidiaries of the Company as of the dates indicated and the results of their operations for the periods specified; except as otherwise stated in the Offer Materials, said financial statements have been prepared in conformity with generally accepted accounting principles applied on a consistent basis.

                          (o)     Since the respective dates as of which
information is given in the Offer Materials, and except as otherwise stated or contemplated therein, there has been no material adverse change and no development involving a prospective material adverse change in the financial condition, business, or results of operations of the Company and the Subsidiaries, considered as one enterprise, whether or not arising in the ordinary course of business.

                          (p)     Neither of the Offerors or the Trust is an
"investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

                          (q)     The Offerors and the Trust meet the
registrant requirements for use of Form S-4 under the Securities Act and the rules and regulations promulgated thereunder.

                          (r)     The Offerors have not retained or caused to
be retained and, during the term of this Agreement, will not retain or cause to be retained as financial advisor, placement agent, dealer manager or underwriter any other person to advise or assist them with the Offer or otherwise directly or indirectly to use any other person to contact, approach or negotiate with holders of the Depositary Shares with respect to the Offer other than the Co-Dealer Managers.

                          (s)     Any certificate signed by any officer of
either of the Offerors and delivered to the Co-Dealer Managers or to their counsel shall be deemed a representation and warranty by the Offerors to the Co-Dealer Managers as to the matters covered thereby.

                 8. Conditions to Obligations. The Co-Dealer Managers' obligation to render services pursuant to this Agreement shall at all times be subject, in their discretion, to the following conditions:

                          (a)     The Offerors shall at all times during the
Offer have performed all of their obligations hereunder theretofore to be performed.

                          (b)     All representations, warranties and other
statements of the Offerors contained in this Agreement are now and, at the commencement of, and at all times during the continuance and upon consummation of, the Offer, shall be true and correct.

                          (c)     On the commencement date (the "Commencement
Date") of the Offer and on the acceptance date (the "Acceptance Date"), the Offerors' counsel shall deliver to the Co-Dealer Managers the opinions, in each case satisfactory to the Co- Dealer

Managers, covering the matters set forth in Appendix A hereto. The Offerors agree to furnish to the Co-Dealer Managers, at their request, (i) a letter, satisfactory in form to the Co-Dealer Managers and their counsel, dated the Commencement Date (and reaffirmed and updated upon the Acceptance Date) and addressed to the Co-Dealer Managers, of Coopers & Lybrand L.L.P., independent certified public accountants for the Company, containing statements and information of the type ordinarily included in accountants' comfort letters with respect to the financial statements and certain financial information contained in the Offer Materials, (ii) a certificate from PNC Bank, Delaware, as Trustee, dated the Commencement Date (and reaffirmed upon the Acceptance
Date) and signed by appropriate officers of the Trustee, containing statements and information substantially as set forth in Appendix B hereto, and (iii) a certificate from the Company upon the Acceptance Date and signed by appropriate officers of the Company reaffirming that the representations and warranties of the Company contained in Section 7 are true and correct as of such date and that the Offerors have complied with all of the agreements and satisfied all of the conditions on their part to be performed or satisfied on or before the consummation of the Offer.

                          (d)     The Registration Statement shall have become
effective not later than 6:00 P.M., New York City time on November 6, 1995, and no stop order, restraining order or injunction has been issued by the Commission or any court and no litigation shall have been commenced or threatened before the Commission or any court with respect to (i) the making or consummation of the Offer, (ii) the execution, delivery or performance by the Offerors of this Agreement, or (iii) any of the transactions in connection with, or contemplated by, the Offer Materials which either Co-Dealer Manager or their legal counsel believes makes it inadvisable for the Co-Dealer Managers to continue to render services pursuant hereto.

                          (e)     It shall not have become unlawful under any
law or regulation, Federal, state or local, for the Co-Dealer Managers to render services pursuant to this Agreement, or to continue so to act, as the case may be.

                          (f)     The Offerors will have advised the Co-Dealer
Managers promptly of (i) the occurrence of any event that could cause the Offerors to withdraw or terminate the Offer or would permit the Offerors not to consummate the Offer and (ii) the issuance of any comment or order by the Commission or any other governmental or regulatory agency or instrumentality concerning the Offer.

                          (g)     The Preferred Trust Receipts shall have been
approved for listing on the New York Stock Exchange upon notice of issuance.

                          (h)     At the commencement of, and at all times
during the continuance, and upon consummation of, the Offer, the Preferred Trust Receipts shall have a rating of at least "baa2" from Moody's Investors Service, Inc. and at least "BBB" from Standard & Poor's Ratings Group as evidenced in a letter from such rating agencies or other evidence satisfactory to you; the Preferred Trust Receipts and any preferred security of the Company or its Subsidiaries issued and outstanding (including any "MIPS," "TOPrS," or other similar securities which are equity securities under generally accepted accounting principles and are preferred as to the receipt of dividends) shall not have been downgraded or placed on any "watch list" for possible downgrading by any nationally recognized statistical rating organization.

                          (i)     Since the date of this Agreement, and except
as otherwise stated or contemplated in the Offer Materials as of the date of this Agreement, there has been no material adverse change and no development involving a prospective material adverse change in the financial condition, business or results of operations of the Company and the Subsidiaries considered as one enterprise, whether or not in the ordinary course of business.

                 9. Reference to Co-Dealer Managers. The Offerors agree that any reference to any Co-Dealer Manager or any of its affiliates in any Offer Material, or any other release, publication or communication to any party outside the Offerors, is subject to such Co-Dealer Manager's prior approval.
If either Co-Dealer Manager resigns or is terminated prior to the dissemination of any Offer Material or any other release or communication, no reference shall be made therein to such Co-Dealer Manager without its prior written permission.

                 10. Access to Information. In connection with their activities hereunder, the Offerors agree to furnish the Co-Dealer Managers and their counsel with all information concerning the Offerors that the Co-Dealer Managers reasonably deem appropriate and agree to provide the Co-Dealer Managers with reasonable access to the Offerors' officers, directors, accountants, counsel, consultants and other appropriate agents and representatives.

                 11. Survival of Certain Provisions. The indemnity and contribution agreements and other provisions contained in Section 6 of this Agreement, the representations and warranties of the Offerors made pursuant to
Section 7 of this Agreement, the provisions contained in Sections 4 and 5 of this Agreement and this Section 11 shall remain operative and in full force and effect regardless of (a) any investigation made by or on behalf of either Co-Dealer Manager or by or on behalf of any Indemnified Party, (b) consummation of the Offer, or (c) any termination of this Agreement, and shall be binding upon, and shall inure to the benefit of, any successors, assigns, heirs and personal representatives of the Offerors, the Co-Dealer Managers, the Indemnified Persons and any such person.

                 12. Notices. Notice given pursuant to any of the provisions of this Agreement shall be in writing and shall be mailed or delivered (a) to the Offerors at:

                          PECO Energy Company
                          Financial Division
                          S21-1
                          P.O. Box 8699
                          Philadelphia, PA  19101
                          Attention:  J. Barry Mitchell

with a copy to:

                          Ballard Spahr Andrews & Ingersoll
                          1735 Market Street
                          51st Floor
                          Philadelphia, PA  19103
                          Attention:  Robert C. Gerlach, Esq.

and (b) to the Co-Dealer Managers at:

                          Merrill Lynch & Co.
                          Merrill Lynch, Pierce, Fenner & Smith,
                          Incorporated
                          World Financial Center
                          North Tower
                          New York, NY  10281-1327
                          Attention:  Richard A. Vaccari

                          Smith Barney Inc.
                          388 Greenwich St.
                          New York, New York  10013
                          Attention: Paul Galant

with a copy to:

                          Drinker Biddle & Reath
                          Philadelphia National Bank Building
                          1345 Chestnut Street
                          Philadelphia, PA  19107-3496
                          Attention:  Robert Mead Jones, Jr., Esq.

                 13. Construction. This Agreement incorporates the entire understanding of the parties and (except as otherwise provided herein) supersedes all previous agreements, and shall be governed by, and construed in accordance with, the laws of the State of New York as applied to contracts made and performed in such State, without regard to principles of conflicts of law.

                 14. Severability. Any determination that any provision of this Agreement may be, or is, unenforceable shall not affect the enforceability of the remainder of this Agreement.

                 15. Headings. The section headings in this Agreement have been inserted as a matter of convenience of reference and are not to be deemed to be part of this Agreement.

                 16. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute but one and the same instrument.

                 17. Third Party Beneficiaries. This Agreement has been and is made solely for the benefit of the Offerors, the Co-Dealer Managers and the other Indemnified Parties referred to in Section 6 hereof and their respective successors, heirs, personal representatives and assigns, and no other person shall acquire or have any right under or by virtue of this Agreement.

                 18. Advertisements. The Offerors agree that the Co-Dealer Managers shall have the right to place advertisements in financial and other newspapers and journals at their own expense describing their services to the Offerors hereunder; provided that such advertisements shall have been approved in advance by the Company (which approval shall not be unreasonably withheld), and that the publication of such advertisements shall comply with applicable law.

                 19. Modification. This Agreement may not be modified or amended except in writing, duly executed by the parties hereto.

                 20. Further Agreements. This Agreement does not constitute any agreement, express or implied, on the part of the Co-Dealer Managers or any commitment by the Co-Dealer Managers to underwrite, purchase, place, or cause the placement of any securities or indebtedness.

                 21.      Certain Actions.  To the extent that any action(s) is
(are) required to be taken by the Trust in order to permit the Offerors or either of them to comply in full with any or all of their respective representations, covenants, agreements, obligations or undertakings under this Agreement, the Offerors and each of them agree(s) to cause the Trust promptly to take such action or actions.

                 If the foregoing terms correctly set forth our agreement, please confirm this by signing and returning a duplicate copy of this letter. Thereupon, this letter, as signed in counterpart, shall constitute our agreement on the subject matter herein.

                                        PECO ENERGY COMPANY



                                        By:_____________________________
                                             Name:
                                             Title:


                                        PECO ENERGY CAPITAL, L.P.,
                                        a Delaware limited partnership

                                        BY: PECO ENERGY CAPITAL CORP.,
                                             its general partner


                                        By:______________________________
                                             Name:
                                             Title:



Confirmed and agreed to as
of the date first above written:


MERRILL LYNCH, PIERCE, FENNER & SMITH
  INCORPORATED



By:___________________________________
         Name:
         Title:

SMITH BARNEY INC.



By:___________________________________
         Name:
         Title:

                                   Appendix A


         (1) The favorable opinion of Ballard Spahr Andrews & Ingersoll to the effect that:

                      (i) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and has all requisite corporate power and authority to own and operate its properties, to carry on its business as now conducted and as currently proposed to be conducted, to consummate the Offer, to enter into the Dealer Manager Agreement, the Series B Guarantee and the Indenture, to issue the Series B Subordinate Debentures and to cause the General Partner of the PECO Energy Capital to enter into the Trust Agreement.

                      (ii) The General Partner of PECO Energy Capital is a corporation duly incorporated, validly existing and in good standing under the laws of the state of Delaware and has all requisite corporate power and authority to own its properties, to carry on business as now conducted and as currently proposed to be conducted and to enter into the Trust Agreement.

                    (iii) All of the partner interests of PECO Energy Capital other than the Preferred Securities and the Cumulative Monthly Income Preferred Securities, Series A, issued by PECO Energy Capital are owned directly or indirectly by the Company, free and clear of all liens, encumbrances, equities or claims.

                      (iv) The execution, delivery and performance by the Company and/or PECO Energy Capital of the Dealer Manager Agreement, the Trust Agreement, the Series B Guarantee and the Indenture and the issuance of the Series B Subordinated Debentures by the Company, the issuance by PECO Energy Capital of the Series B Preferred Securities and the consummation of the transactions contemplated in the Dealer Manager Agreement and in the Offer Materials will not result in any violation of or be in conflict with or constitute a default under or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Trust, PECO Energy Capital, the Company or any of the Subsidiaries pursuant to any term of the Company's or such General Partner's Amended and Restated Articles of Incorporation or Bylaws, as applicable, or of the Certificate of Limited Partnership or Partnership Agreement of PECO Energy Capital, or, to the best of our knowledge after due inquiry of officials of the Company and PECO Energy Capital, any term of any material contract, note, lease, mortgage, loan agreement, indenture, or other instrument to which the Trust, the Company or PECO Energy Capital is a party or by which any of them is bound or to which any of the property or assets of the Trust, the Company or PECO Energy Capital are subject, or any statute, order, rule or regulation known to us of any local or governmental agency or body having jurisdiction over the Company or PECO Energy Capital or any of their respective properties.

                      (v) The Pennsylvania Public Utility Commission has entered an appropriate order (with respect to Securities Certificate No. S-00950499) authorizing the Company to execute and deliver the Series B Guarantee and to issue the Series B Subordinated Debentures and an appropriate order and Certificate of Public Convenience authorizing the Company to acquire all of the stock of the general partner of PECO Energy Capital, such orders are in full force and effect and, to the best of our knowledge after due inquiry, no proceeding has been initiated upon appeal from or to review the effectiveness of such orders; and, except as specified in Paragraphs
         (viii) and (ix) hereof and the filing of Schedule 13E- 4, no other approval, authorization, order or consent of or declaration, registration or filing with, any governmental authority is required for the valid execution and delivery by the Company and PECO Energy Capital of the Trust Agreement or by the Company of the Dealer Manager Agreement, the Series B Guarantee and the Indenture, the valid issuance and delivery of the Series B Guarantee and the Series B Subordinated Debentures by the Company, or the valid issuance and delivery by PECO Energy Capital of the Series B Preferred Securities (other than in connection with the provisions of state securities or "blue sky" laws of any jurisdiction, as to which we express no opinion).

                      (vi) The Series B Guarantee and the Indenture have been duly authorized, executed and delivered by the Company and constitute [or in the case of the opinion to be delivered on the Commencement Date, when executed and delivered will constitute] legal, valid and binding obligations of the Company enforceable in accordance with their respective terms except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws affecting the rights of creditors generally and general principles of equity.

                    (vii) The Series B Subordinated Debentures have been duly authorized by all necessary corporate action on the part of the Company, have been duly executed and delivered by duly authorized offices of the Company (or in the case of the opinion to be delivered on the Consummation Date when executed and delivered) and when authenticated by the Indenture Trustee and delivered to PECO Energy Capital will constitute legal, valid and binding obligations of the Company enforceable in accordance with their terms.

                   (viii) The Dealer Manager Agreement has been duly authorized by the Offerors and by the General Partner respectively, and [in the case of the opinion to be delivered on the Acceptance Date, such agreements have been duly executed and delivered by such parties respectively].

                 (ix) The Trust Agreement has been duly authorized, executed and delivered by PECO Energy Capital and the General Partner respectively.

                      (x) The Registration Statement has become effective under the Securities Act of 1933, as amended (the "Act"), and, to the best of our knowledge after due inquiry, no stop order suspending the effectiveness of the Registration Statement has been issued and no proceedings for that purpose have been instituted or are pending or contemplated.

                      (xi) The Indenture has been qualified under the Trust Indenture Act of 1939, as amended.

                    (xii) Under current law and interpretations of current law issued by the Securities and Exchange Commission, none of the Company, PECO Energy Capital and the Trust is an "investment company" required to register under the Investment Company Act of 1940, as amended.

                   (xiii) The descriptions in the Registration Statement and the Prospectus of the Preferred Trust Receipts, Series B Preferred Securities, the Series B Guarantee Agreement and Series B Subordinated Debentures and of statutes, legal and governmental proceedings and other documents are accurate and fairly present the information required to be shown and we do not know of any legal or governmental proceedings required to be described in the Prospectus which are not described as required, nor or any documents of a character required to be described in the Registration Statement or the Prospectus or to be filed as exhibits to the Registration Statement which are not described and filed as required.

                    (xiv) The Registration Statement and the Prospectus comply as to form in all material respects with the Act and the rules and regulations thereunder, and the documents incorporated therein by reference in the Prospectus complied, when filed, as to form in all material respects with the Securities Exchange Act of 1934, as amended (provided that we express no opinion as to financial statements, schedules or other financial data included in the Registration Statement or the Prospectus).

                      (xv) The statements made under the caption "United States Taxation" in the Prospectus, insofar as they describe matters of United States law (including Pennsylvania law) and legal conclusions are fair summaries thereof and we confirm to the Co-Dealer Managers our opinion stated therein.

                 We have acted as special counsel to the Company in connection with the Offer and the issuance and delivery of the Series B Subordinated Debentures and the Series B Guarantee and to PECO Energy Capital in connection with the issuance of the Series B Preferred Securities and to the Trust in connection with the issuance of the Preferred Trust Receipts and in connection therewith have participated in the preparation of the Registration Statement and have reviewed all of the documents incorporated therein by reference. Although we have not undertaken to determine independently and assume no responsibility for the accuracy, completeness or fairness of the statements contained in the Registration Statement or in the Prospectus, we do not believe that either the Registration Statement or the Prospectus, including the documents incorporated therein by reference (except for financial statements, schedules and other financial data included therein or incorporated therein by reference, as to which we express no opinion or belief), at the time the Registration Statement became effective, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading or that the Prospectus, including the documents incorporated therein by reference (except for financial statements, schedules and other financial data included therein or incorporated therein by reference, as to which we express no opinion or belief) contained on the date of the Prospectus or contains on the date hereof any untrue statement of a material fact or omitted or omits to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

         (2) The favorable opinion of James W. Durham, Esq., Senior Vice President and General Counsel of the Company, or Todd Cutler, Esq., Assistant General Counsel of the Company, to the effect that:

                      (i) The Company is a corporation duly organized and existing under the laws of the Commonwealth of Pennsylvania.

                      (ii) Each of the Company's Utility Subsidiaries is a validly existing corporation under the laws of the jurisdiction of its incorporation. The Company and each Utility Subsidiary have all requisite corporate power and authority to own and occupy their respective properties and carry on their respective businesses as presently conducted and as described in the Prospectus and are duly qualified as foreign corporations to do business and in good standing in every jurisdiction in which the nature of the business conducted or property owned by them makes such qualification necessary and in which the failure to so qualify would have a materially adverse effect on the Company. The Company and each Utility Subsidiary have all such franchises, permits and licenses as are necessary to conduct their respective businesses, the absence of which would have a materially adverse effect on the Company.

                    (iii) There is no pending or, to the best of my knowledge after due inquiry, threatened action, investigation or proceeding against or affecting the Company or any of its Subsidiaries before any court, governmental agency or arbitrator which is likely to have a material adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries taken as a whole, except as set forth in the Prospectus including the documents incorporated by reference therein.

         (3) The favorable opinion of Richards, Layton & Finger to the effect that:

                      (i) PECO Energy Capital has been duly formed and is validly existing in good standing as a limited partnership under the Delaware Revised Uniform Limited Partnership Act (the "Delaware Act").

                      (ii) Under the Partnership Agreement and the Delaware Act, this Agreement and the Trust Agreement have been duly authorized for execution and delivery by PECO Energy Capital by all necessary partnership action on the part of PECO Energy Capital.

                    (iii) Assuming that the Trust, as a limited partner of PECO Energy Capital, does not participate in the control of the business of PECO Energy Capital, the Series B Preferred Securities issued to the Trust have been duly and validly authorized and are validly issued and, subject to the qualifications set forth in this opinion (iii), are fully paid and nonassessable limited partner interests in PECO Energy Capital, as to which the Trust, as a limited partner of PECO Energy Capital, will have no liability in excess of its obligation to make payments provided for in the Partnership Agreement and its share of PECO Energy Capital's assets and undistributed profits (subject to the obligation of the Trust to repay and funds wrongfully distributed to
         it).

                 (iv) There are no provisions in the Partnership Agreement the inclusion of which, subject to the terms and conditions therein, or, assuming that the Trust, as a limited partner of PECO Energy Capital, takes no action other than actions permitted by the Partnership Agreement, the exercise of which, in accordance with the terms and conditions therein, would cause the Trust, as a limited partner of PECO Energy Capital, to be deemed to be participating in the control of the business of PECO Energy Capital.

                      (v) The execution and delivery by PECO Energy Capital of, and the performance by PECO Energy Capital of its obligations under, this Agreement and the Trust Agreement will not violate any provision of any material applicable law of the State of Delaware or the Certificate of Limited Partnership or the Partnership Agreement (excluding the securities or Blue Sky Laws of the State of Delaware, as to which no opinion is expressed).

                      (vi) The Trust has been duly created and is validly existing in good standing as a business trust under the Delaware Business Trust Act, and under the Trust Agreement and the Delaware Business Trust Act has the trust power and authority to conduct its business as described in the Prospectus.

                    (vii) Assuming due authorization, execution and delivery of the Trust Agreement by PECO Energy Capital Corp., PECO Energy Capital and the Trustee, the Trust Agreement is a legal, valid and binding agreement of PECO Energy Capital Corp., PECO Energy Capital and the Trustee, enforceable against PECO Energy Capital Corp., PECO Energy Capital and the Trustee, in accordance with its terms, except as the enforceability thereof may be subject to the effect upon the Trust Agreement of (a) bankruptcy, insolvency, moratorium, receivership, reorganization, liquidation, fraudulent conveyance and other similar laws relating to or affecting the rights and remedies of creditors generally, (b) principles of equity (regardless of whether considered and applied in a proceeding in equity or at law), (c) applicable law relating to fiduciary duties, and (d) the effect of applicable public policy on the enforceability of provisions relating to indemnification or contribution.

                 (viii) The Preferred Trust Receipts have been duly authorized by the Trust Agreement, and when issued and sold in accordance with the Trust Agreement, the Preferred Trust

         Receipts will be duly and validly issued and, subject to the qualifications set forth in opinion (ix) below, fully paid and nonassessable interests in the Trust.

                 (ix) The holders of Preferred Trust Receipts, in their capacities as such, will be entitled to the same limitation of personal liability extended to stockholders of private corporations for profit organized under the General Corporation Law of the State of Delaware. In rendering such opinion, such counsel may note that holders of Preferred Trust Receipts may be obligated to make other payments provided for in the Trust Agreement.

                 (x) Under Delaware law and the Trust Agreement, the issuance of the Preferred Trust Receipts is not subject to preemptive rights.

                 (xi) Under Delaware law and the Partnership Agreement, the issuance of the Series B Preferred Securities is not subject to preemptive rights.

                                                                      Appendix B


                             TRUSTEE'S CERTIFICATE

                 PNC Bank, Delaware, a Delaware banking corporation (the "Trustee"), hereby certifies that:

                 1. The Trust Agreement dated as of ________ __, 1995 (the "Trust Agreement"), by and among PECO Energy Capital Corp., a Delaware corporation ("PECO Energy"), PECO Energy Capital, L.P., a Delaware limited partnership ("PECO Energy Capital") and the Trustee has been duly executed and delivered in the name and on behalf of the Trustee.

                 2. Each person who, on behalf of the Trustee, executed and delivered the Trust Agreement was at the date thereof and is now duly elected, appointed or authorized, qualified and acting as an officer or authorized signatory of the Trustee and duly authorized to perform such act at the time of such act and the signatures of such persons appearing on such documents are their genuine signatures.

                 3. Attached hereto are (a) an extract from the By-laws of the undersigned, duly adopted by its Board of Directors, respecting the signing authority of the persons mentioned above in paragraph 2 above, and (b) a letter from a Senior Executive Vice President of the undersigned authorizing, pursuant to such By-laws, such signing authority, which By-laws and letter at the date hereof are in full force and effect.

                 4. To the knowledge of the Trustee, without any independent investigation, the trust created pursuant to the Trust Agreement
(a) has conducted no business other than in connection with the matters described in the Registration Statement on Form S-4 (No. 33-60859) of PECO Energy Company, PECO Energy Capital and PECO Energy Capital Trust I (the "Registration

Statement") and (b) has no liabilities other than in connection with the matters described in the Registration Statement.

                 IN WITNESS WHEREOF, the Trustee has caused this certificate to be executed in its corporate name by an officer thereunto duly authorized and its corporate seal to be affixed hereto.

Dated:  ___________  __, 1995
                                        PNC BANK, DELAWARE


                                        By: ________________________
                                             Name:
                                             Title:

[SEAL]





                                       B-2